NEUBERGER	BERMAN

URGENT: YOUR VOTE IS CRITICAL

Dear Neuberger Berman Funds Shareholder:

Due to insufficient votes to pass the fundamental investment policy changes, the special shareholder meeting scheduled for June 30, 2022 has been adjourned to Thursday, August 11, 2022, beginning at 10:30 a.m. Eastern Time, so your immediate participation is needed.

We urge you to vote as soon as possible in order to allow the Funds to obtain a sufficient number of votes to hold the meeting as scheduled. Join your fellow holders and vote today!

The Fund offers three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE

Visit www.proxyvote.com and enter the control number that appears on your enclosed proxy voting instruction card. Follow the on-screen prompts to vote.	Return the executed voting instruction card in the postage-paid envelope provided so it is received before Thursday, August 11, 2022.	If you have your proxy materials, call the number listed on your enclosed proxy voting instruction card and follow the touch-tone prompts to vote.

We truly appreciate your investment and regret any inconvenience as a result of this process. Thank you again for your help and support.

To protect the health and safety of our employees, clients, and guests, Neuberger Berman requires that all visitors to our offices be fully vaccinated against COVID-19 (i.e., two weeks after the second dose in a two-dose series, or two weeks after a single-dose vaccine). As per the CDC, we encourage visitors to wear a mask indoors if in an area of substantial or high transmission.

As such, all shareholders that wish to attend the Special Stockholder Meeting in person must provide proof of vaccination when checking-in at Neuberger Berman’s office being visited. Proof can include physical card, photo/photocopy of a card, or mobile app, such as Excelsior Pass or Docket.

NB UADJ 2022